Exhibit 99.1

Contact:	Amber Heule 480/693-5729 media.relations@americawest.com

FOR IMMEDIATE RELEASE: Wednesday, July 2, 2003

AMERICA WEST REPORTS RECORD JUNE TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for June 2003. Revenue passenger miles (RPMs) for June 2003 were a record 1.9 billion, an increase of 3.5 percent from June 2002. Capacity for June 2003 was 2.3 billion available seat miles (ASMs). The passenger load factor for the month of June was a record 81.6 percent, up 4.8 points from June 2002.

     America West reported a record load factor for the second quarter 2003 of 78.9 percent, up 3.1 points over second quarter 2002. RPMs increased by 6.0 percent to a record 5.5 billion and ASMs increased 1.8 percent in the quarter to a record 7 billion versus 6.9 billion in the second quarter of 2002. America West also reported record year-to-date RPMs of 10.4 billion and a record year-to-date load factor of 75.0 percent.

     “In addition to our impressive June traffic results, we experienced a significant year-over-year improvement in yields compared with June 2002,” said Scott Kirby, executive vice president, sales and marketing. “This increase in both load factor and yield is a further demonstration of the success of our business-friendly fare structure.”

more/...

      America West Airlines
      Reports Record June Traffic / 2

     The following summarizes America West’s June, second quarter and year-to-date traffic results for 2003 and 2002:

	June 2003	June 2002	% Change

Revenue Passenger Miles (000)	1,897,110	1,832,696	3.5
Available Seat Miles (000)	2,324,167	2,385,252	(2.6)
Load Factor (percent)	81.6	76.8	4.8 pts.

	2Q 2003	2Q 2002	% Change

Revenue Passenger Miles (000)	5,499,281	5,189,304	6.0
Available Seat Miles (000)	6,974,155	6,850,172	1.8
Load Factor (percent)	78.9	75.8	3.1 pts.

	YTD 2003	YTD 2002	% Change

Revenue Passenger Miles (000)	10,371,723	9,451,019	9.7
Available Seat Miles (000)	13,825,742	12,927,559	6.9
Load Factor (percent)	75.0	73.1	1.9 pts.

     Founded in 1983 and proudly celebrating its 20-year anniversary in 2003, America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. Today, America West serves 94 destinations in the U.S., Canada and Mexico.

-AWA-